EXHIBIT NO. 99.1

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Contact          Tim Toppin
                 +1 (510) 428-3900 ext. 317
                 ttoppin@geoworks.com
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        Geoworks Reports Financial Results for Fourth Fiscal Quarter and
             Fiscal Year Ended March 31, 2002 and Provides Guidance

EMERYVILLE, Calif., May 29, 2002 -- Geoworks Corporation (Nasdaq: GWRX) today reported financial results for the quarter and fiscal year ended March 31, 2002. The Company also provided guidance regarding projected future operating results and reported on its efforts to sell assets and resolve contractual obligations resulting from the Company's reorganization announced January 29, 2002.

Financial Results for the Fourth Fiscal Quarter ended March 31, 2002

Revenue for the fourth fiscal quarter ended March 31, 2002 was $2,430,000, a decrease of 39% as compared to the third quarter ended December 31, 2001. This decrease is consistent with the Company's exit from the software products business as announced in the reorganization. Software and related services revenue was $135,000 in the fourth fiscal quarter, a decrease of $2.1 million, or 94%, as compared to the third fiscal quarter. Software and related services revenue in the quarter ended December 31, 2001 had included $1,750,000 in licensing and royalties received in connection with the conclusion of a single software contract. Professional services revenue in the fourth fiscal quarter was $2,295,000, an increase of $567,000 or 33%, as compared to the third fiscal quarter. This increase is primarily due to the recognition of approximately $500,000 of fees related to services performed over the last 24 months that did not become contractually payable until January 2002.

Total operating expenses for the quarter ended March 31, 2002 were $3,951,000. Operating expenses, excluding amortization, restructuring charges and the write down of goodwill and other long-lived assets, decreased $1,376,000, or 31%, to $3,070,000 in the quarter ended March 31, 2002 as compared to the quarter ended December 31, 2001. This decrease is primarily the result of the Company reorganization announced in January 2002.

Restructuring charges for the quarter were $581,000, net of certain reversals. The net restructuring charges included severance and benefits of $845,000 and lease terminations costs for the Company's New Jersey facility of $767,000 resulting from the January 2002 reorganization. In this reorganization the Company terminated 40 employees, approximately 45% of its workforce, including all of the employees in New Jersey supporting the AirBoss Application Platform. These restructuring costs from the January 2002 reorganization were partially offset by the reversal of approximately $1,000,000 of restructuring liabilities for lease and service contract terminations resulting from the renegotiation or resolution of certain liabilities that had been recorded primarily as a result of a previous reorganization in June 2001.

The Company recorded other income of $500,000 in the quarter as a result of the sale of several patents.


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

EXHIBIT NO. 99.1

The reported net loss for the fourth fiscal quarter was $1,000,000, or $0.04 per share, compared with a net loss of $13,992,000, or $0.59 per share, in the third fiscal quarter, and a net loss of $6,174,000, or $0.27 per share, in the fourth fiscal quarter a year ago.

Financial Results for Fiscal Year 2002

Revenue for the fiscal year ended March 31, 2002 was $11,694,000, a 29% decrease as compared to the prior fiscal year. The decrease is primarily due to reduced software and related services revenue and this was a primary factor in the Company's exit from the software products business. Software and related services revenues decreased $4.1 million as compared to the prior fiscal year. Professional services revenues decreased $784,000, or 9%, as compared to the prior fiscal year, primarily due to reduced budgets for such services from the Company's two principal professional services customers.

Total operating expenses for the fiscal year ended March 31, 2002 were $58,842,000. Operating expenses, excluding amortization, restructuring costs, purchased in-process research and development and the write-down of goodwill and other long-lived assets, were $22.8 million in fiscal year 2002, a 28% reduction as compared to $31.6 million in the prior fiscal year as the Company reorganized and restructured operations in the face of reduced revenues and limited financial resources.

As a result of reorganization and restructuring during the fiscal year, the Company recorded restructuring charges of $3,272,000. The write-down of goodwill and other long-lived assets for the year, $27,557,000, includes related impairment charges as well as $24.2 million to write-down a portion of the goodwill and other intangibles resulting from the AirBoss acquisition in July 2000.

Other income for the year includes $4.0 million in other income resulting from the sale of the Company's investment in Wink Communications and related derivatives as well as the $500,000 recorded in the quarter ended March 31, 2002 as a result of the sale of several patents.

The reported net loss for the fiscal year ended March 31, 2002 was $42,600,000, or $1.81 per share, compared with a net loss of $21,058,000, or $0.99 per share, in the prior year.

Other

As announced on January 29, 2002 and discussed in the Company's Form 10-Q filed on February 14, 2002, Geoworks continues to explore the sale of non-strategic assets and to reduce costs in order to conserve resources. As noted above, several patents were sold during the fourth quarter and the Company has terminated the lease of its former New Jersey facility. In addition, the Company headquarters have been relocated to a significantly smaller office space in Emeryville and the Company expects to conclude negotiations in the near future regarding lease termination of the former Alameda facility. As of March 31, 2002, the employee terminations announced January 29, 2002 were complete and operations now consist entirely of personnel supporting the professional services business.


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EXHIBIT NO. 99.1

As a result of the reorganization, operating expenses, excluding amortization, are projected to decrease to between $1.5 and $1.7 million in the quarter ending June 30, 2002. Total revenues for the quarter are also projected to decrease to between $800,000 and $1,000,000.

As of March 31, 2002, Geoworks had $3.1 million in cash and investments. The Company expects to use between $1.4 and $1.8 million in cash in the quarter ended June 30, 2002, including payments for various lease and contract terminations resulting from the reorganization. In the following quarter, the Company's cash requirements are expected to be primarily for operations and are projected to be significantly less than those of the quarter ended June 30, 2002.

The Company's future capital needs remain highly dependent on the success of its efforts to realize the value of the professional services business by, among other things, adding customers, increasing revenues and adding the personnel necessary to support those customers. As the Company's projections of future cash needs and cash flows are subject to substantial uncertainty, the Company expects that the opinion of its independent auditors, with respect to the consolidated financials statements for the year ended March 31, 2002, will express uncertainty about the Company's ability to continue as a going concern.

About Geoworks

Geoworks Corporation is a provider of leading-edge software design and engineering services to the mobile and handheld device industry. With nearly two decades of experience developing wireless operating systems, related applications and wireless server technology, Geoworks has worked with industry leaders in mobile phones and mobile data applications including Mitsubishi Electric Corporation and Nokia. Based in Emeryville, California, the Company also has a European development center in the United Kingdom. Additional information can be found on the World Wide Web at http://www.geoworks.com.

This press release contains forward-looking statements within the meaning of the federal securities laws including statements regarding Geoworks' current expectations. These statements involve risks and uncertainties that could cause actual results and events to differ materially from those currently expected or desired, including risks related to delisting and illiquidity, the operation of its professional services business, the ongoing downturn in the telecom industry, and adverse economic conditions. Additional discussion of these and other factors affecting the Company's business and prospects is contained in the Company's periodic filings with the Securities and Exchange Commission, including its quarterly report on form 10-Q for its third fiscal quarter ended December 31, 2001.


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EXHIBIT NO. 99.1

                              GEOWORKS CORPORATION
                 Condensed Consolidated Statements of Operations
                                   (unaudited)
                      (in thousands, except per share data)

                                              Three Months Ended          Year Ended
                                             --------------------    ---------------------
                                             March 31,  March 31,    March 31,   March 31,
                                                2002       2001         2002         2001
                                             ---------  ---------    ---------   ---------
Net revenues:
     Professional services                   $  2,295    $  2,342    $  7,559    $  8,343
     Software and related services                135       2,427       4,135       8,222
                                             --------    --------    --------    --------
          Total net revenues                    2,430       4,769      11,694      16,565

Operating expenses:
     Cost of professional services              1,025       1,308       4,575       4,768
     Cost of software and related services          6         725         592       1,967
     Sales and marketing                          478       2,585       5,785       8,607
     Research and development                     808       2,702       7,674       9,202
     General and administrative                   753       1,704       4,160       7,079
     Amortization of goodwill
           and other intangibles                  300       2,029       5,227       5,410
     Write-down of goodwill and other
           long-lived assets                       --          --      27,557          --
     Purchased in-process research
           and development                         --          --          --       1,378
     Restructure charges                          581          --       3,272          --
                                             --------    --------    --------    --------
          Total operating expenses              3,951      11,053      58,842      38,411
                                             --------    --------    --------    --------

Operating loss                                 (1,521)     (6,284)    (47,148)    (21,846)

Other income (expense):
     Other income                                 500          --       4,494         265
     Interest income                               26         164         191         840
     Interest expense                              (1)         (4)         (8)         (4)
                                             --------    --------    --------    --------
Loss before income taxes                         (996)     (6,124)    (42,471)    (20,745)

Provision for income taxes                          4          50         129         313
                                             --------    --------    --------    --------
Net income (loss)                            $ (1,000)   $ (6,174)   $(42,600)   $(21,058)
                                             ========    ========    ========    ========

Net income (loss) per share -
     Basic and Diluted                       $  (0.04)   $  (0.27)   $  (1.81)   $  (0.99)
                                             ========    ========    ========    ========

Shares used in per share computation
     Basic and Diluted                         23,576      23,160      23,555      21,190
                                             ========    ========    ========    ========


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EXHIBIT NO. 99.1

                              GEOWORKS CORPORATION
                      Condensed Consolidated Balance Sheets
                                   (unaudited)
                                 (in thousands)

                                                          March 31,    March 31,
                                                             2002        2001
                                                          ---------    ---------
ASSETS
Current assets
     Cash and cash equivalents                             $ 3,136     $13,713
     Accounts receivable                                       823       2,769
     Prepaid expenses and other current assets                 362         538
                                                           -------     -------
          Total current assets                               4,321      17,020

Property and equipment, net                                    405       3,576
Long-term investments and derivative
  instruments                                                    2       4,038
Goodwill and other intangible assets, net                    2,001      31,556
Other assets                                                    --          73
                                                           -------     -------
                                                           $ 6,729     $56,263
                                                           =======     =======

LIABILITIES AND STOCKHOLDERS'
EQUITY
Current liabilities
     Accounts payable                                      $   554     $ 2,374
     Accrued liabilities                                     2,310       2,874
     Deferred revenue                                          424       1,128
     Current portion of capital lease obligations               --          28
                                                           -------     -------
          Total current liabilities                          3,288       6,404

Capital lease obligations                                       --         128
Other accrued liabilities                                      144          --

Stockholders' equity                                         3,297      49,731
                                                           -------     -------
                                                           $ 6,729     $56,263
                                                           =======     =======

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